Viad Corp Amends Shareholder Rights Plan

PHOENIX, Feb. 28, 2012 /PRNewswire/ -- The Board of Directors of Viad Corp (NYSE: VVI) today amended its shareholder rights plan to extend the expiration date of the preferred share purchase rights under Viad's previous rights agreement that was scheduled to expire at the close of business today. Shareholders will be asked at Viad's 2012 Annual Meeting of Shareholders on May 15, 2012 to vote on a binding proposal to ratify the amended rights plan. If shareholders do not ratify the amended rights plan by February 28, 2013, it will terminate on that date. Otherwise, it will terminate on February 28, 2015.

The amended rights plan is designed to assist Viad's Board in enabling all of Viad's shareholders to realize the long-term value of their investment in the company, in ensuring that all of Viad's shareholders receive fair and equal treatment in the event of any proposed takeover of the company and in protecting Viad and its shareholders from abusive takeover tactics.

The amendment to the rights plan is not being adopted in response to any specific takeover proposal but is a response to the general takeover environment as well as to the fact that approximately 19.5 percent of Viad's shares are held by one shareholder and its affiliates. The rights plan will not prevent a takeover but should encourage anyone seeking to acquire the company to negotiate with the Board before attempting a takeover. The rights plan does not prevent the Board from considering any offer it considers to be in the best interest of shareholders.

In addition to the extension of the expiration date, changes were made to the rights plan, including to contemplate exemption of certain qualifying offers for all of the outstanding shares of common stock of the company from the plan at the request of shareholders, and to revise the definition of beneficial ownership under the plan to include certain derivative instruments. The rights plan and a summary of its terms will be filed with the Securities and Exchange Commission.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists, Inc. and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaskan Park Properties, Inc. For more information, visit the company's Web site at www.viad.com.

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Contact:
Melinda Keels
Investor Relations
(602) 207-2681
mkeels@viad.com